                                                                  EXHIBIT 12


                       DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In thousands of dollars)


                                            Year Ended October 31
                                         -----------------------------
                                           1995               1994
                                         ----------         ----------
Earnings:

  Income (loss) of consolidated
    group before income taxes
    and changes in accounting.......     $1,092,751         $  920,920
  Dividends received from
    less than fifty percent
    owned affiliates................          2,023              2,329
  Fixed charges net of
    capitalized interest............        399,056            310,047
                                         ----------         ----------
    Total earnings..................     $1,493,830         $1,233,296
                                         ----------         ----------
                                         ----------         ----------

Fixed charges:


  Interest expense of
    consolidated group (includes
    capitalized interest)...........     $  392,408         $  303,080
  Portion of rental charges
    deemed to be interest...........          6,661              7,008
                                         ----------         ----------
    Total fixed charges.............        399,069         $  310,088
                                         ----------         ----------
                                         ----------         ----------
Ratio of earnings to
  fixed charges**...................           3.74               3.98
                                         ----------         ----------

                                          Year Ended October 31
                                       1993        1992       1991
                                     --------   --------    --------
Earnings:

  Income (loss) of consolidated
    group before income taxes
    and changes in accounting....... $272,345   $ 43,488    $(26,176)
  Dividends received from
    less than fifty percent
    owned affiliates................    1,706      2,325       6,229
  Fixed charges net of
    capitalized interest............  375,238    420,133     454,092
                                     --------   --------    --------
    Total earnings.................. $649,289   $465,946    $434,145
                                     --------   --------    --------
                                     --------   --------    --------
Fixed charges:

  Interest expense of
    consolidated group (includes
    capitalized interest)........... $369,325   $415,205    $451,936
  Portion of rental charges
    deemed to be interest...........    6,127      6,720       4,088
                                     --------   --------    --------
    Total fixed charges............. $375,452   $421,925    $456,024
                                     --------   --------    --------
                                     --------   --------    --------
Ratio of earnings to
  fixed charges**...................     1.73       1.10        *
                                     --------   --------    --------
                                     --------   --------    --------

__________

   The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less than fifty percent owned affiliates.  "Earnings" consist of income before income taxes, changes in accounting and fixed charges excluding capitalized interest.  "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

*  For the year ended October 31, 1991, earnings available for fixed charges coverage were $22 million less than the amount required for a ratio of earnings to fixed charges of 1.0.

** The Company has not issued preferred stock.  Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.



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